Exhibit 5.1

June 3, 2025

Board of Directors

Heritage Distilling Holding Company, Inc.

9668 Bujacich Road
Gig Harbor, Washington 98332

Ladies and Gentlemen:

We are acting as counsel to Heritage Distilling Holding Company, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, by C/M Capital Master Fund, LP (“C/M Capital”), as a selling stockholder listed in the Registration Statement under “Selling Stockholder”, of up to 15,067,162 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, consisting of up to (i) 15,000,000 shares of Common Stock (the “ELOC Shares”) that the Company may elect, in its sole discretion, to issue and sell to C/M Capital pursuant to a Securities Purchase Agreement, dated as of January 23, 2025, by and between the Company and C/M Capital (the “Purchase Agreement”), and (ii) 67,162 shares of Common Stock (the “Commitment Shares”) issuable to C/M Capital upon the exercise of a stock purchase warrant (the “Commitment Warrant” and, together with the ELOC Shares and the Commitment Shares, the “Securities”) issued to C/M Capital as consideration for it entering into the Purchase Agreement, in each case as described in the prospectus which forms a part of the Registration Statement (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws of the Company, each as amended to date, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters (the “Resolutions”), (iii) the Registration Statement and all exhibits thereto, (iv) the Commitment Warrant, and (v) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein. In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

With regard to our opinion regarding the Commitment Shares, we express no opinion to the extent that, notwithstanding its current reservation of Commitment Shares, future issuances of securities of the Company, including the Commitment Shares, or anti-dilution adjustments to outstanding securities of the Company, including the Commitment Warrant, cause the Commitment Warrant to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued under the Charter.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

Heritage Distilling Holding Company, Inc.

June 3, 2025

This opinion is limited in all respects to the General Corporation Law of the State of Delaware and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdictions. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) in the case of the Commitment Shares, the issuance of the Commitment Shares pursuant to the terms of the Commitment Warrant, and (iii) receipt by the Company of the consideration for the Securities specified in the Resolutions:

1. The issuance and sale of the ELOC Shares to be issued and sold by the Company pursuant to the Purchase Agreement have been duly authorized by the Company and, when such ELOC Shares are issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable; and

2. The Commitment Shares issuable upon exercise of the Commitment Warrant have been duly authorized and, when issued and delivered against payment therefor upon exercise of the Commitment Warrant in accordance with the terms therein, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP